Exhibit 99.1

Contacts:

Media	Investor Relations
Stacey Jones	Sean Meakim
(980) 378-6258	(704) 627-6200
stacey.jones@honeywell.com	sean.meakim@honeywell.com

HONEYWELL APPOINTS MICHAEL W. LAMACH
TO BOARD OF DIRECTORS
CHARLOTTE, N.C., November 28, 2023 -- Honeywell (NASDAQ: HON) announced today that its board of directors has elected Michael W. Lamach, 60, former executive chair of Trane Technologies plc, to its board of directors as an independent director and Audit Committee member, effective December 1, 2023.
Lamach served as executive chair of Trane Technologies from July 2021 until his retirement in December 2021, having previously served as both chairman and chief executive officer following the company’s February 2020 separation from Ingersoll-Rand plc. After joining Ingersoll Rand in 2004, Lamach held several leadership roles, including chairman and chief executive officer from June 2010 to February 2020. Prior to working at Ingersoll Rand, Lamach spent 17 years in a variety of management positions at Johnson Controls International.
Lamach currently serves on the board of directors of PPG Industries, Inc. as independent lead director as well as the board of directors for Nucor Corporation.
"Mike brings a wealth of industry knowledge and customer experience to the Honeywell board," said Vimal Kapur, chief executive officer of Honeywell. "His demonstrated leadership and expertise, particularly in automation and the industry’s shift to greater energy efficiency, make him a valuable addition to our board."
Lamach holds a bachelor of science degree in engineering from Michigan State University. He also earned a master’s of business administration from Duke University, where he currently serves on the Fuqua School of Business’ board of visitors.
Honeywell is an integrated operating company serving a broad range of industries and geographies around the world. Our business is aligned with three powerful megatrends - automation, the future of aviation, and energy transition - underpinned by our Honeywell Accelerator operating system and Honeywell Connected Enterprise integrated software platform. As a trusted partner, we help organizations solve the world's toughest, most complex challenges, providing actionable solutions and innovations that help make the world smarter, safer, and more sustainable. For more news and information on Honeywell, please visit www.honeywell.com/newsroom.